Exhibit 10.15

EXECUTION COPY

EMPLOYMENT AGREEMENT OF

MICHAEL FREED

EMPLOYMENT AGREEMENT (this “Agreement”), effective as of July 16, 2016 (the “Effective Date”), between Mirion Technologies (MGPI), Inc., a Delaware corporation (the “Company”), a wholly owned subsidiary within the worldwide Mirion Technologies corporate group (“Mirion”) and Michael Freed (“Executive”).

In consideration of the mutual agreements set forth below and set forth in the Confidentiality, Non-Interference and Intellectual Property Agreement attached hereto as Exhibit A (the “Confidentiality Agreement”), and for other good and valuable consideration given by each party to this Agreement to the other, the receipt and sufficiency of which are hereby acknowledged, the Company agrees to hire Executive and Executive agrees to serve the Company as an employee pursuant to the terms and subject to the conditions that follow.

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to accept employment with the Company, upon the terms and conditions contained in this Agreement, effective on the Effective Date. Executive’s employment will be at-will, not for any specified period, and may be terminated at any time, with or without Cause (as defined below) or advance notice, by either Executive, Mirion’s Chief Executive Officer (“CEO”), or the Company’s Board of Directors, subject to the provisions regarding termination set forth below in Sections 7 and 8. No representative of Company, other than the CEO or the Board of Directors, has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and either the Company’s CEO or its Board of Directors. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

2. Duties. During the Executive’s employment with Company (the “Employment Period”), Executive shall serve on a full-time basis as the Health Physics Division President (“Division President”) of the Company. Executive shall initially report directly to the Mirion’s CEO. However, it is anticipated that in the fall of 2017 Executive will report directly to Mirion’s Chief Operating Officer (“COO”). Executive’s duties and responsibilities as Division President shall include those duties customarily associated with an officer with a similar title, as reasonably may be assigned to him from time to time by the COO or CEO of Mirion or the Board of Directors of either the Company or the Company’s ultimate parent, Mirion Technologies (TopCo) Ltd., a Jersey company (“TopCo”). Executive shall devote Executive’s full-time attention and energies and use Executive’s best efforts in his employment with the Company. It is understood that during the Employment Period Executive may (i) engage in personal activities such as charitable, civic and trade industry work and (ii) manage Executive’s personal investments, so long as such activities do not conflict with Executive’s duties and responsibilities hereunder.

[SIGNATURE PAGE TO THE EMPLOYMENT AGREEMENT]

3. Compensation and Benefits. In consideration of entering into this Agreement and as full compensation for Executive’s services hereunder, during the Employment Period, Executive shall receive the following compensation and benefits:

(a) Base Salary. The Company shall pay to Executive a base salary (“Base Salary”) of Three Hundred Thousand U.S. Dollars ($300,000) per year, less all applicable state and federal taxes and withholdings, payable in accordance with the payroll policies from time to time in effect at the Company. Executive’s Base Salary may be subject to increase (but not decrease) on an annual basis as the Board of Directors shall determine in its sole and absolute discretion.

(b) Incentive Bonuses. In addition to Base Salary, during the Employment Period, Executive shall be eligible to earn an annual incentive bonus based on the achievement of annual personal and corporate performance goals determined by the Board of Directors at the time of the Board of Directors’ approval of the Company’s annual budget and payable in accordance with the Company’s policies in effect from time to time (the “Incentive Bonus”). The amount of the Incentive Bonus shall be targeted at fifty percent (50%) of Executive’s Base Salary, is subject to increase of up to a maximum of one hundred percent (100%) of Base Salary and is subject to decrease, in each case, as determined by the Board of Directors in its sole discretion. For FY 2017 (beginning July 1, 2016), Executive is guaranteed a minimum Incentive Bonus of at least $150,000, less taxes and withholdings (“FY 2017 Guaranteed Amount”). The FY 2017 Guaranteed Amount will be applied to Executive’s required remittance for the Long-Term Equity Incentive. Any amount payable as an Incentive Bonus for FY 2017, to the extent such amount exceeds the FY 2017 Guaranteed Amount, will be paid out on or before September 30, 2017.

(c) Long-Term Equity Incentive. Following commencement of Executive’s employment at a time determined by the Remuneration Committee of TopCo in its reasonable discretion, the Remuneration Committee of TopCo will authorize TopCo to offer you the ability to subscribe to a number of A Ordinary Shares of TopCo approximately equivalent to one percent (1%) of the total ordinary equity of TopCo, together with an amount of Loan Notes as determined by the Remuneration Committee of TopCo in its reasonable discretion, all subject to Executive’s remittance of the required monies and subject to Executive’s execution of a Deed of Adherence as a Manager to that Investment Agreement dated November 18, 2014 (in the form required by that Investment Agreement), and related agreements. All shares are subject to the terms and conditions in the Investment Agreement, the Amended and Restated Co-Investment Agreement dated June 17, 2016, and the Articles of Association of TopCo, as each may be amended from time to time.

(d) Vacation. Executive shall be entitled to accrue up to four (4) weeks’ vacation per calendar year, to be accrued and used in accordance with the usual vacation policies in effect at the Company.

(e) Deferred Compensation Plan. Executive will be eligible to participate in the Company’s Deferred Compensation Plan, subject to the Plan’s eligibility requirements.

(f) Other Benefits. To the extent allowed by applicable law, Executive shall participate in and be eligible to receive, but without duplication, all other benefits (i.e., benefits other than those of the types covered in Sections 3(a) - (e)) offered to senior executives of the Company under and in accordance with the provisions of any employee benefit plan adopted or to be adopted by the Company other than any severance benefits offered to senior executives in accordance with any such plan. Except as set forth herein, Executive shall not be entitled to any other benefits.

4. Reimbursement for Annual Executive Physical. During the Employment Period, the Company will reimburse Executive for up to $3,000 used towards an annual Executive Physical.

5. Reimbursement for Business Expenses. During the Employment Period, Executive shall be entitled to incur on behalf of the Company reasonable and necessary expenses in connection with Executive’s duties in accordance with Company’s policies and the Company shall pay for or reimburse Executive for all such expenses upon presentation of proper receipts therefor. The Executive shall comply with such reasonable limitations and reporting requirements with respect to such expenses as the Company may establish from time to time. ·

6. Financial Planning Allowance. During the Employment Period, the Company will provide Executive with up to $5,000 (less all taxes and withholdings) annually to cover costs for any personal financial and tax advisory costs and expenses incurred from time to time in connection with any matter arising as a result of or in connection with the holding of shares, or any other investment from time to time in connection with any investment in the ‘group.

7. Termination of Employment. Executive’s employment hereunder may be terminated as follows:

(a) Automatically in the event of the death of Executive;

(b) Unless prohibited by applicable law, at the option of the Company, by the Board of Directors by written notice to Executive or Executive’s personal representative in the event of the Permanent Disability of Executive. As used herein, the term “Permanent Disability” shall mean a physical or mental incapacity or disability which renders Executive unable to render the services required hereunder with or without reasonable accommodation (A) for one hundred twenty (120) days in any twelve (12) month period or (B) for a period of ninety (90) consecutive days;

(c) At the option of the Company, by the Board of Directors at any time for Cause (as defined in Section 8(f));

(d) At the option of the Company, by the Board of Directors at any time without Cause, subject to the Company’s obligations under Section 8(c) hereof; or

(e) At the option of Executive, at any time, for any reason, on sixty (60) days prior written notice to the Company, which 60 day prior notice shall be waivable at the sole option of the Company.

(f) At the option of Executive for Good Reason (as defined in Section 8(g)), on sixty (60) days prior written notice to the Company, which sixty (60) day prior notice shall be waivable at the sole option of the Company.

8. Payments Following Termination of Employment.

(a) Death. Upon the termination of Executive’s employment due to death, Executive or his legal representatives shall be entitled to receive (i) an amount equal to Executive’s Base Salary payable through the date of termination, (ii) a pro rata portion of Executive’s Incentive Bonus, if any, for the applicable period during the fiscal year ending on the date of termination (which portion of the Incentive Bonus shall be reasonably determined by the Board of Directors as of the date of termination of employment), payable at the same time as such payment would be made had the Executive continued his employment with the Company Executive or his legal representatives shall also be entitled to any accrued benefits which may be owing in accordance with the Company’s policies.

(b) Permanent Disability. Upon the termination of Executive’s employment due to Permanent Disability, Executive or his legal representatives shall be entitled to receive (i) an amount equal to Executive’s Base Salary payable through the date of termination, (ii) a pro rata portion of Executive’s Incentive Bonus, if any, for the applicable period during the fiscal year ending on the date of termination (which portion of the Incentive Bonus shall be reasonably determined by the Board of Directors as of the date of termination of employment), payable at the same time as such payment would be made had Executive continued Executive’s employment with the Company. Executive or his legal representatives shall also be entitled to any accrued benefits which may be owing in accordance with the Company’s policies.

(c) Termination Without Cause. If Executive’s employment is terminated by the Company at any time during the Employment Period without Cause, Executive shall be entitled to receive Executive’s Base Salary through the date of termination as well as any accrued benefits through the date of termination which may be owing in accordance with the Company’s policies. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Upon termination without Cause, Executive will also be entitled to the following from the Company: (i) payment of an amount equal to Executive’s then current Base Salary for a period of twelve (12) months, payable in accordance with the usual payroll policies in effect at the Company as if Executive was employed at the time, commencing on the first payroll date occurring sixty (60) days from the date of termination; (ii) a pro rata portion of Executive’s Incentive Bonus, if any, for the applicable period during the fiscal year ending on the date of termination (which portion of the Incentive Bonus shall be reasonably determined by the Board of Directors at the end of the applicable bonus period), payable at the same time as such payment would be made during Executive’s regular employment with the Company; and (iii) continued payment by the Company, for a period equal to the lesser of (A) twelve (12) months from the date of termination and (B) such time that Executive commences employment with a new employer and becomes eligible to participate in that employer’s health care benefits plan, of the group health continuation coverage premiums for Executive and Executive’s eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) provided that Executive elects to continue and remains eligible for these benefits under COBRA. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of reimbursing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay Executive on the first day of each month, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. Executive may, but is not obligated to, use such Special Severance Payment toward the cost of COBRA premiums.

(d) Termination for Cause or by Executive Without Good Reason. Except for Base Salary through the day on which Executive’s employment was terminated and any accrued benefits which may be owing in accordance with the Company’s policies or applicable law, Executive shall not be entitled to receive severance or any other compensation, bonus or benefits after the last date of employment with the Company upon the termination of Executive’s employment hereunder by the Company for Cause pursuant to Section 7(c) or upon Executive’s termination of employment hereunder pursuant to Section 7(e), without Good Reason.

(e) Termination by Executive for Good Reason. Executive may voluntarily resign Executive’s position with Company for Good Reason (as defined below), at any time on sixty (60) days’ advance written notice. In the event of Executive’s resignation for Good Reason, Executive will be entitled to receive Executive’s Base Salary through the date of termination, and any accrued benefits through the date of termination which may be owing in accordance with the Company’s policies. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Upon termination for Good Reason, Executive shall also be entitled to the following from the Company: (i) payment of an amount equal to Executive’s Base Salary for a period of twelve (12) months, payable in accordance with the usual payroll policies in effect at the Company as if Executive was employed at the time, commencing on the first payroll date occurring sixty (60) days from the date of termination; (ii) a pro rata portion of Executive’s Incentive Bonus, if any, for the applicable period during the fiscal year ending on the date of termination (which portion of the Incentive Bonus shall be reasonably determined by the Board of Directors at the end of the applicable bonus period), payable at the same time as such payment would be made during Executive’s regular employment with the Company; and (iii) continued payment, for a period equal to the lesser of (A) twelve (12) months from the date of termination and (B) such time that Executive commences employment with a new employer and becomes eligible to participate in that employer’s health care benefits plan, of the group health continuation coverage premiums for Executive and Executive’s eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), provided that Executive elects to continue and remains eligible for these benefits under COBRA. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of reimbursing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay Executive on the first day of each month, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. Executive may, but is not obligated to, use such Special Severance Payment toward the cost of COBRA premiums.

(f) Cause Defined. For purposes of this Agreement, the term “Cause” shall mean that Executive:

(i) committed or engaged in an act of fraud, embezzlement, sexual harassment, or theft, in connection with Executive’s duties for the Company or any subsidiary of the Company as determined in good faith by the Company’s Board of Directors;

(ii) materially breached or defaulted on Executive’s obligations under any agreements between Executive and the Company or any subsidiary of the Company, including but not limited to this Agreement or the Confidentiality Agreement (which breach or default, if reasonably capable of cure, is not cured within two (2) business days after written notice thereof is received by Executive or, if reasonably capable of cure but not within two (2) business days, the Executive shall not have commenced cure in good faith within such two (2) business days and completed such cure as promptly as reasonably practical thereafter);

(iii) is convicted of, or pleads nolo contendere with respect to, a felony; or

(iv) engaged in an act of gross negligence or willful failure to perform Executive’s duties or responsibilities, including the failure to follow in any material respect a lawful, properly adopted direction or written policy of the Board of Directors (which breach or default, if reasonably capable of cure, is not cured within ten (10) business days after written notice thereof or, if reasonably capable of cure but not within ten (10) business days, the Executive shall not have commenced cure in good faith within such ten (10) business days and completed such cure as promptly as reasonably practical thereafter).

(g) Good Reason Defined. For purposes of this Agreement, the term “Good Reason” shall mean in the absence of the written consent of Executive:

(i) a material reduction in Executive’s Base Salary by the Company;

(ii) a material diminution in Executive’s authority, duties or responsibilities with respect to the Company, in each case, from those contemplated in Section 2 (other than isolated actions not taken in bad faith and remedied by the Company within the cure period set forth below), provided this shall not include a change in Executive’s reporting structure as set forth in this Agreement;

(iii) the requirement by the Company that Executive be based in an office which increases Executive’s commute by more than twenty-five (25) miles in relation to Executive’s current commute to the Company’s facility in Smyrna, Georgia (where Executive currently works), located at 5000 Highlands Parkway, Suite 150, Smyrna, Georgia 30082; or

(iv) any material breach by the Company of any material term or provision of this Agreement.

Notwithstanding the foregoing, in the event that Executive provides written notice of termination for Good Reason in reliance upon this Section 8(g), the Company shall have the opportunity to cure such circumstances within thirty (30) days of receipt of such notice. If Executive does not deliver to the Company a notice of termination within the thirty (30) day period after Executive has knowledge that an event constituting Good Reason has occurred, such event will no longer constitute Good Reason.

(h) Condition to Payment. All payments and benefits due to Executive under this Section 8 which are not otherwise required by law shall be contingent upon (i) execution by Executive (or Executive’s beneficiary or estate) of a general release of all claims in a form prescribed by the Board of Directors and such general release becoming effective in accordance with its terms no later than sixty (60) days following Executive’s termination of employment, and (ii) Executive’s continued adherence to the terms of the Confidentiality Agreement.

(i) No Other Severance. Executive hereby acknowledges and agrees that, other than the severance payment described in Section 8(c) and (e) hereof, upon termination, Executive shall not be entitled to any other severance under any Company benefit plan or severance policy generally available to the Company’s employees or otherwise.

(j) Survival. This Section 8 shall survive any termination or expiration of this Agreement.

9. Application of Section 409A. Notwithstanding anything set forth in this Agreement to the contrary, to the extent required to avoid the imposition of additional taxes and penalties under Section 409A of the Code (“Section 409A”), amounts payable under this Employment Agreement will not be paid until Executive experiences a “separation of service” within the meaning of Section 409A.

(a) Furthermore, to the extent that Executive is a “specified employee” within the meaning of Section 409A as of the date of Executive’s separation from service, no amount that constitutes a “deferral of compensation” (within the meaning of Section 409A) which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section 9(a), become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b) Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A (including provisions exempting certain payments from Section 409A). However, Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement.

(c) The reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (i) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (ii) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d) For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

10. Confidentiality Agreement. Simultaneous with the execution and delivery of this Agreement, the Company and the Executive shall execute and deliver the Confidentiality Agreement attached hereto as Attachment A incorporated herein by reference. The Confidentiality Agreement shall survive any termination of this Agreement in accordance with the terms of the Confidentiality Agreement.

11. Indemnification. The Company will indemnify Executive in his capacity as an officer of the Company to the fullest extent permitted by the certificate of incorporation and bylaws of the Company.

12. Withholding Taxes. Executive acknowledges and agrees that the Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation.

13. Effect of Prior Agreements. This Agreement, together with the Confidentiality Agreement and the Executive Incentive Plan and related participation unit award documentation constitute the sole and entire agreements and understandings between Executive and the Company with respect to the matters covered hereby and thereby, and there are no other promises, agreements, representations, warranties or other statements between Executive and the Company in respect to such matters not expressly set forth in these agreements. These agreements supersede all prior and contemporaneous agreements, understandings or other arrangements, whether written or oral, concerning the subject matter thereof.

14. Notices. Any notice required, permitted, or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes when faxed, when delivered by hand, or received by registered or certified mail, postage prepaid, or by nationally recognized overnight courier service addressed to the party to receive such notice at the following address or any other address substituted therefor by notice pursuant to these provisions:

If to the Companies, at:

Mirion Technologies (MGPI), Inc.

c/o Mirion Technologies, Inc.

3000 Executive Parkway, Suite 222

San Ramon, CA 94583

Attention: General Counsel

Telephone: (925) 543-0800

Facsimile: (925) 543-0808

with copies to:

Charterhouse Capital Partners LLP

7th Floor, Warwick Court

Paternoster Square

London

EC4M7DX

Attn: Chris Warren

Telephone:         +44 (0)20 7334 5300

Facsimile:           +44 (0)20 7334 5344

If to Executive, at:

Michael Freed

138 Peachtree Hills Ave NE

Atlanta, GA 30305

Telephone: 860-705-6632

15. Assignability. The obligations of Executive may not be delegated and Executive may not, without the Company’s written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. The Company and Executive agree that this Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company to and may be assumed by and become binding upon and may inure to the benefit of any affiliate of or successor to the Company. The term “successor” shall mean any other corporation or other business entity which, by merger, consolidation, purchase of the assets, or otherwise, acquires all or a material part of its assets. Any assignment by the Company of its rights or obligations hereunder to any affiliate of or successor to the Company shall not be a termination of employment for purposes of this Agreement.

16. Modification. This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver will operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

17. Governing Law. This Agreement has been executed and delivered in the State of Georgia and its validity, interpretation, performance and enforcement will be governed by the laws of Georgia, applicable to contacts made and to be performed entirely within that state.

18. Severability. All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

19. No Waiver. Except as specifically contemplated in this Agreement, no course of dealing or any delay on the part of the Company or Executive in exercising any rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver of any other breach or default.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original by the party executing the same but all of which together will constitute one and the same instrument.

21. Binding Arbitration.

(a) Generally. Executive and the Company hereby agree that any controversy or claim arising out of or relating to this Agreement, the employment relationship between Executive and the Company, or the termination thereof, including the arbitrability of any controversy or claim, which cannot be settled by mutual agreement will be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: Any party who is aggrieved will deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may, upon ten (10) days’ notice to the other party, be submitted to arbitration in Atlanta, Georgia, to the American Arbitration Association, before a single arbitrator appointed in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”) (available at www.adr.org), as such procedures and rules may be amended from time to time and modified only as herein expressly provided. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. The parties acknowledge and agree that they retain the right to seek injunctive relief pursuant to the AAA Rules or the Georgia Arbitration Code. Any provisional remedy which would be available from a court of law shall be available from the arbitrator to the parties to this Agreement pending arbitration. Either party may make an application to the arbitrator seeking injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved.

(b) Binding Effect. The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The parties agree that this provision has been adopted by the parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award.

(c) Fees and Expenses. Except as otherwise provided in this Agreement or by law, the arbitrator will be authorized to apportion its fees and expenses as the arbitrator deems appropriate and the Company will bear the fees and expenses of the arbitration but the arbitrator will be authorized to award the prevailing party its fees and expenses (including attorney’s fees). In the absence of such apportionment or award, each party will bear the fees and expenses of its own attorney.

(d) Confidentiality. The parties will keep confidential, and will not disclose to any person, except as may be required by law, the existence of any controversy under this Section 21, the referral of any such controversy to arbitration or the status or resolution thereof. In addition, the confidentiality restrictions set forth in the Confidentiality Agreement shall continue in full force and effect.

(e) Waiver. Executive acknowledges that arbitration pursuant to this agreement includes all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local or foreign law, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Americans With Disabilities Act and all similar federal, state and local laws, and Executive hereby waives all rights thereunder to have a judicial tribunal and/or a jury determine such claims.

(f) Acknowledgment. Executive acknowledges that before entering into this Agreement, Executive has had the opportunity to consult with any attorney or other advisor of Executive’s choice, and that this provision constitutes advice from the Companies to do so if Executive chooses. Executive further acknowledges that Executive has entered into this Agreement of Executive’s own free will, and that no promises or representations have been made to Executive by any person to induce Executive to enter into this Agreement other than the express terms set forth herein. Executive further acknowledges that Executive has read this Agreement and understands all of its terms, including the waiver of rights set forth in Section 21(e).

22. Counsel Fees of Executive. The Company agrees to pay up to a total of five thousand U.S. dollars ($5,000) of the reasonable actual fees and expenses of counsel to Executive incurred in connection with the negotiation, execution and delivery of this Agreement and the other agreements referenced herein.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day written above.

MIRION TECHNOLOGIES (MGPI), INC.

By:	/s/ Thomas D. Logan
Name:Thomas D. Logan
Title:Chief Executive Officer

EXECUTIVE

/s/ Michael Freed
Michael Freed

[SIGNATURE PAGE TO THE EMPLOYMENT AGREEMENT]

EXHIBIT A

CONFIDENTIALITY, NON-INTERFERENCE AND

INTELLECTUAL PROPERTY AGREEMENT

[SIGNATURE PAGE TO FREED CONFIDENTIALITY, NON-INTERFERENCE AND IP AGREEMENT]

CONFIDENTIALITY, NON-INTERFERENCE AND INTELLECTUAL PROPERTY AGREEMENT (this “Agreement”), dated as of July 16, 2016 (the “Effective Date”), among Mirion Technologies (MGPI), Inc., a Delaware corporation (the “Company”) and, for purposes of this Agreement, any other direct or indirect subsidiary of the Company, the “Companies”), and Michael Freed (“Executive”).

WHEREAS, for the purpose of this Agreement, the Company and any direct and indirect subsidiaries of the Company will be collectively referred to as the “Companies.”

WHEREAS, the Companies are currently engaged in the business of, among other things, radiation measurement and detection, including (but not limited to) designing, manufacturing, distributing, and selling products that detect, monitor and identify radiation, as well as other products which protect people and goods from nuclear and radiological risks.

WHEREAS, Executive has been offered employment with the Company, and has entered into an employment agreement dated of even date herewith with the Company (the “Employment Agreement”). In such role, Executive will receive specific confidential information and training relating to the businesses of the Companies, which confidential information and training is necessary to enable Executive to perform Executive’s duties and to receive future compensation. Executive will play a significant role in the development and management of the businesses of the Companies and will be entrusted with the Companies’ confidential information relating to the Companies, the Companies’ customers, manufacturers, distributors and others.

WHEREAS, Executive acknowledges that during the course of Executive’s employment with the Company, Executive will be involved in the current and future businesses of the Companies, as set forth above.

WHEREAS, it is a condition to the commencement of Executive’s employment by the Company that Executive execute and deliver this Agreement.

NOW, THEREFORE, it is mutually agreed as follows:

1. Confidentiality.

(a) Executive shall not, during the term of Executive’s employment with the Company or at any time thereafter, directly or indirectly, divulge, use, furnish, disclose, exploit or make available to any person or entity, whether or not a competitor of the Companies, any Unauthorized disclosure of Confidential Information.

As used herein, the term:

“Confidential Information” shall mean trade secrets, confidential or proprietary information, and all other information, documents or materials, relating to, owned, developed or possessed by either of the Companies, whether in tangible or intangible form. Confidential Information includes, but is not limited to, (i) financial

[SIGNATURE PAGE TO FREED CONFIDENTIALITY, NON-INTERFERENCE AND IP AGREEMENT]

information, (ii) products, (iii) product and service costs, prices, profits and sales, (iv) new business, technical or other ideas, proposals, plans and designs, (v) business strategies, (vi) product and service plans, (vii) marketing plans and studies, (viii) forecasts, (ix) budgets, (x) projections, (xi) computer programs, (xii) data bases and the documentation (and information contained therein), (xiii) computer access codes and similar information, (xiv) source codes, (xv) know-how, technologies, concepts and designs, including, without limitation, patent applications, (xvi) research projects and all information connected with research and development efforts, (xvii) records, (xviii) business relationships, methods and recommendations, (xix) existing or prospective client, customer, vendor and supplier information (including, but not limited to, identities, needs, transaction histories, volumes, characteristics, agreements, prices, identities of individual contacts, and spending, preferences or habits), (xx) training manuals and similar materials used by the Companies in conducting its business operations, (xxi) skills, responsibilities, compensation and personnel files of employees, directors and independent contractors of either of the Companies, (xxii) competitive analyses, (xxiii) contracts with other parties, (xxiv) product formulations, and (xxv) other confidential or proprietary information that has not been made available to the general public by the senior management of either of the Companies. Confidential Information shall not include information that (I) is or becomes generally available to the public through no act or omission on the part of Executive, (II) is hereafter received on a non-confidential basis by Executive from a third party who has the lawful right to disclose such information, or (III) Executive is required to disclose pursuant to court order or law.

“Unauthorized” shall mean: (i) in contravention of the policies or procedures of either of the Companies; (ii) otherwise inconsistent with any measures taken by either of the Companies to protect its interests in the Confidential Information; (iii) in contravention of any lawful instruction or directive, either written or oral, of the Board of Directors, or an officer or employee of either of the Companies empowered to issue such instruction or directive; (iv) in contravention of any duty existing under law or contract; or (v) to the detriment of either of the Companies.

(b) Executive further agrees to take all reasonable measures to prevent unauthorized persons or entities from obtaining or using Confidential Information. Promptly upon request or upon termination, for any reason, of Executive’s employment with the Companies, Executive agrees to deliver to the Companies all property and materials within Executive’s possession or control which belong to either of the Companies or which contain Confidential Information.

Nothing in this Agreement shall be construed as a waiver by any of the Companies of any rights that they might have under any applicable state and federal statutes, laws, or common law doctrines that afford protection to trade secrets and other business information/materials (“Trade Secret Laws”). It is understood and agreed that Executive may never use or divulge any information/materials that constitute a “trade secret” of any of the Companies (except in furtherance of Executive’s duties as an employee of the Company) under the applicable Trade Secret Laws.

2. Non-Interference with Employees.

Executive covenants and agrees that, during Executive’s employment with the Company, and for a period of two (2) years after the termination of Executive’s employment with the Company (whether voluntarily or involuntarily, and whether with or without Cause), Executive will not (except on behalf of the Companies) directly or indirectly: (a) solicit, induce, or encourage any “Covered Employee” (defined below) to terminate his or her employment with the any of the Companies; (b) reemit, entice, or encourage any Covered Employee to accept employment with any person or entity (other than one of the Companies); or (c) hire or attempt to hire any Covered Employee for or on behalf of any person or entity (other than one of the Companies). As used herein, the term “Covered Employee” means and includes: (i) anyone employed in or working for the Company’s Health Physics Division; (ii) any person employed by one or more of the Companies who reported to Executive (directly or indirectly) during Employee’s tenure with the Companies; (iii) any employee of one or more of the Companies with whom Executive had contact or dealings during and by virtue of Executive’s employment with the Company; and (iv) any employee of one or more of the Companies about whom Executive learned or with whom Executive became familiar during and by virtue of Executive’s employment with the Company.

3. Non-Solicitation of Customers and Non-Competition.

(a) Executive covenants and agrees that, during Executive’s employment with the Company, and for a period of one (1) year after the termination of Executive’s employment (whether voluntarily or involuntarily, and whether with or without Cause), Executive will not (except on behalf of the Company) solicit or attempt to solicit (directly or by assisting others) any “Covered Customer” (as defined below) with a view toward selling or providing any “Competitive Products or Services” (as defined below) for or on behalf of any person or entity other than the Companies. As used herein, “Covered Customer” means and includes any actual or prospective customer of any of the Companies: (i) with whom/which Executive dealt on behalf of one or more of the Companies; or (ii) whose dealings with the Company (or any of the Companies) were coordinated or supervised by Executive during Executive’s employment with the Company; or (iii) about whom/which Executive obtained Confidential Information in the ordinary course of business as a result of Executive’s association with the Companies; or (iv) who/which received products or services from one or more of the Companies, the sale or provision of which resulted in compensation, commissions, or earnings for Executive within two years prior to the termination of Executive’s employment with the Company. As used herein, “Competitive Products or Services” shall mean and include products and/or services that are competitive with those offered and/or provided by the Companies.

(b) Executive covenants and agrees that, during Executive’s employment with the Company, and for a period of one (1) year after termination of Executive’s employment with the Company (whether voluntarily or involuntarily, and whether with or without Cause), Executive will not (directly or indirectly) within the “Territory” (as defined below): (i) carry on or work in furtherance of any “Competitive

Business” (as defined below) in circumstances where Executive’s duties and responsibilities are the same as or substantially similar to the duties and responsibilities he performed for the Company; or (ii) perform for any Competitive Business any services and/or duties that are the same as or substantially similar to any of the services and/or duties which he performed for the Company. As used herein, the “Territory” shall mean and include the area encompassed within a 50-mile radius of the Executive’s principal office at the time of Executive’s termination. As used herein, the term “Competitive Business” shall mean and include any person, corporation, association, organization, and/or entity who/which is in the business of manufacturing, designing, selling, distributing, and/or providing “Competitive Products or Services” (as defined above). Provided, however, that nothing contained herein shall be construed as prohibiting Executive from holding any position or performing any services for any separate identifiable division, department, or unit of a Competitive Business if that department, division, or unit is not, itself, an actual or potential competitor of the Company, and if the Executive’s duties and/or services do not relate to any Competitive Products or Services (as defined above).

(c) Executive covenants and agrees that, during Executive’s employment with the Company, and for a period of one (1) year after termination of Executive’s employment with the Company (whether voluntary or involuntary, and whether with or without Cause), Executive will not (directly or indirectly), within the “Mirion-Territory” (as defined below): (a) become employed by or work for any of the “Restricted Competitors” (as defined below) in any position or capacity where Executive’s duties and/or responsibilities are the same as or substantially similar to the duties and responsibilities Executive performed for the Company; or (b) perform or provide any services which are the same as or substantially similar to the services which Executive performed or provided for the Company, for or on behalf of any of the Restricted Competitors. As used herein, the term “Mirion-Territory” shall mean and include any and all geographic territories and areas where the Companies operate and do business. As used herein, “Restricted Competitors” shall mean and include each of the following: (i) Landauer, Inc.; (ii) Ludlum Measurements, Inc.; (iii) Saphymo GmbH (part of the Bertin Technologies group); (iv) General Atomics; (v) Overhoff Technology Corporation or Technical Associates; (vi) Radico; (vii) Rotem Industries; (viii) Rapiscan Systems; (ix) Smiths Detection, and (x) Thermo Fisher Scientific Inc. Provided, however, that nothing contained herein shall be construed as prohibiting Executive from holding any position with or performing any services for: (A) any Restricted Competitor that has ceased to be a “Competitive Business” (as defined above); or (B) any separate identifiable division, department, or unit of a Restricted Competitor if that department, division, or unit is not, itself, an actual or potential competitor of the Company, and if Executive’s duties and/or services do not relate to any “Competitive Products or Services” (as defined above).

(d) Notwithstanding any contrary terms or conditions set forth in this Agreement or the Employment Agreement executed contemporaneously herewith, the following terms and conditions in this section 3(d) shall apply with respect to the covenants set forth in sections 3(a), 3(b), and 3(c) above (hereinafter “Section 3 Covenants”) in the event that: (1) the Company terminates Executive’s employment without “Cause” (as defined in the Employment Agreement); or (2) Executive resigns for “Good Reason” (as defined in the Employment Agreement).

(i) If any such circumstances come to fruition, the Company shall have the option, in its sole discretion, to either hold Executive to the Section 3 Covenants, or to release Executive from the Section 3 Covenants. The Company shall provide Executive with written notice of its election in accordance with Section 14 of the Employment Agreement no later than fourteen (14) days after Executive’s date of termination, and Executive shall be legally bound by each of the Section 3 Covenants without the need for Company to pay any additional consideration until such notice is received by him or until the fourteen (14) day period expires.

(ii) Should the Company elect to hold Executive to the Section 3 Covenants, then the Company shall pay Executive an amount equal to fifty percent (50%) of any amount that is or would otherwise be due to Executive under Section 8(c) or Section 8(e) of the Employment Agreement, whichever is applicable (hereinafter “Additional Consideration”). Such Additional Consideration shall be paid to Executive in the time and manner described in Section 8(c) of the Employment Agreement. Any refusal by Executive to accept some or all of the Additional Consideration shall not operate to relieve Executive of Executive’s binding legal obligation to adhere to the Section 3 Covenants. In addition, the Company also shall retain the option to hold Executive to the Section 3 Covenants even if Executive forgoes or forfeits the payments or amounts that would otherwise be due to Executive under Section 8(c) or Section 8(e) of the Employment Agreement (whichever is applicable) by failing or refusing to execute the “general release of all claims” that is referenced in Section 8(h) of the Employment Agreement.

e) In the event that Executive’s employment is terminated for “Cause” (as defined in the Employment Agreement), or Executive quits or resigns without “Good Reason” (as defined in the Employment Agreement), or Executive’s employment is terminated due to Executive’s own election not to renew the Employment Agreement, then Executive shall automatically be legally bound and obligated to adhere to each of the Section 3 Covenants, and no additional consideration or payments shall be due or owing for Executive’s adherence to said Covenants.

2. Intellectual Property. Executive agrees that during the term of Executive’s employment with the Company, any and all inventions, discoveries, innovations, writings, domain names, improvements, trade secrets, designs, drawings, business processes, secret processes and know-how, whether or not patentable or q copyright or trademark, which Executive may create, conceive, develop or make, either alone or in conjunction with others and related or in any way connected with the Companies, their strategic plans, products, processes, apparatus or business now or hereafter carried on by the Companies (collectively, “Inventions”), shall be fully and promptly disclosed to the Company and shall be the sole and exclusive property of the Companies (as they shall determine) as against Executive or any of Executive’s assignees: Regardless of the status of Executive’s employment by the Company, Executive and Executive’s heirs, assigns and representatives shall promptly assign to the Company any and all right, title and interest in and to such Inventions made during the term of Executive’s employment by the Company or within six months thereafter. Except as set forth on Schedule 1 to this Agreement, there are no Inventions with respect to any of the Companies conceived of, developed or made by Executive before the date of this Agreement.

Whether during or after Executive’s employment with the Company, Executive further agrees to execute and acknowledge all papers and to do, at the Company’s expense, any and all other things necessary for or incident to the applying for, obtaining and maintaining of such letters patent, copyrights, trademarks or other intellectual property rights, as the case may be, and to execute, on request, all papers necessary to assign and transfer such Inventions, copyrights, patents, patent applications and other intellectual property rights to the Company, their successors and assigns (as they shall determine). In the event that the Company is unable, after reasonable efforts and, in any event, after ten (10) business days, to secure Executive’s signature on a written assignment to the Company, of any application for letters patent, trademark registration or to any common law or statutory copyright or other property right therein, whether because of Executive’s physical or mental incapacity, or for any other reason whatsoever, Executive irrevocably designates and appoints the Secretary of the Company as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such applications and to do all lawfully permitted acts to further the prosecution or issuance of such assignments, letters patent, copyright or trademark.

3. No Right to Continued Employment. Nothing in this Agreement shall confer upon Executive any right to continue in the employ of the Company or shall interfere with or restrict in any way the right of the Company, subject to the terms of the Employment Agreement, to discharge Executive at any time for any reason whatsoever, with or without cause.

4. No Conflicting Agreements. Executive warrants that Executive is not bound by the terms of a confidentiality agreement, non-competition or other agreement with a third party that would conflict with Executive’s obligations hereunder or under the Employment Agreement.

5. Remedies.

(a) In the event of breach or threatened breach by Executive of any provision hereof, the Company (and/or any of the Companies) shall be entitled to (i) temporary, preliminary and permanent injunctive relief and without the posting of any bond or other security, (ii) damages and. an equitable accounting of all earnings, profits and other benefits arising from such violation, (iii) recovery of all attorney’s fees and costs incurred by the Companies in obtaining such relief, (iv) cessation of, and repayment by Executive to the Companies of, any severance benefits payable or paid to Executive pursuant to any agreement with the Companies, including pursuant to any employment, stock repurchase, severance or benefit agreement, plan or program of any of the Companies or between Executive and any of the Companies, and (v) any other legal and equitable relief to which any of Companies may be entitled, including any and all monetary damages which the Companies may incur as a result of said breach or threatened breach. The Companies may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.

(b) The period of time during which the restrictions set forth in Sections 2 and 3 hereof will be in effect will be extended by the length of time during which Executive is in breach of the terms of those provisions as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

6. Early Resolution Conference. This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should the Company or Executive determine to later challenge any provision as unclear, unenforceable or inapplicable to any activity, the Company or Executive will first notify each other in writing and meet with a representative of the Company and a neutral mediator (if the Company elects to retain one at their expense) to discuss resolution of any dispute between the parties with respect to such challenge. Executive will provide this notification at least fourteen (14) days before Executive engages in any activity on behalf of a Restricted Competitor or engages in other activity that could foreseeably fall within a questioned restriction. ·

7. Successors and Assigns. This Agreement shall be binding upon Executive and Executive’s heirs, assigns and representatives and the Company and its successors and assigns, including without limitation any entity to which substantially all of the assets or the business of the Company are sold or transferred. The obligations of Executive are personal to Executive and shall not be assigned by Executive.

8. Severability. It is expressly agreed that if any restrictions set forth in this Agreement are found by any court having jurisdiction to be unreasonable because they are too broad in any respect, then and in each such case, the remaining provisions herein contained shall, nevertheless, remain effective, and this Agreement, or any portion hereof, shall be considered to be amended, so as to be considered reasonable and enforceable by such court, and the court shall specifically have the right to restrict the time period or the business or geographical scope of such restrictions to any portion of the time period, business or geographic areas to the extent the court deems such restriction to be necessary to cause the covenants to be enforceable and, in such event, the covenants shall be enforced to the extent so permitted and the remaining provisions shall be unaffected thereby. In such event, the Parties agree to execute all documents necessary to evidence such amendment so as to eliminate or modify any such unreasonable provision in order to carry out the intent of this Agreement insofar as possible and to render this Agreement enforceable in all respects as so modified.

9. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and be deemed given when delivered by hand or received by registered or certified mail, postage prepaid, or by nationally reorganized overnight courier service addressed to the party to receive such notice at the following address or any other address substituted therefor by notice pursuant to these provisions:

If to the Company, at:

Mirion Technologies (MGPI), Inc.

c/o Mirian Technologies, Inc.

3000 Executive Parkway, Suite 222

San Ramon, CA 94583

Attention: General Counsel

Telephone: (925) 543-0800

Facsimile: (925) 543-0808

with copies to:

Charterhouse Capital Partners LLP

7th Floor, Warwick Court

Paternoster Square

London EC4M7DX

Attn: Chris Warren

Telephone: +44 (0)20 7334 5300

Facsimile: +44 (0)20 7334 5344

If to Executive, at:

Michael Freed

138 Peachtree Hills Ave NE

Atlanta, GA 30305

Telephone: 860-705-6632

10. Amendment. No provision of this Agreement may be modified, amended, waived or discharged in any manner except by a written instrument executed by the Company and Executive.

11. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral or written, with respect to the subject matter hereof, however, if any portion of this Agreement is determined to be unenforceable by a court of law, then solely the appropriate conflicting provisions of any other agreement binding upon Executive shall control.

12. Waiver, etc. The failure of the parties to enforce at any time any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor in any way affect the validity of this Agreement or any provision hereof or the right of the parties to enforce thereafter each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement by the parties shall be effective unless set forth in a written instrument executed by the party at issue, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

13. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia applicable to contracts made and to be wholly performed therein without reference to conflicts of law principles, except as otherwise provided.

14. Enforcement. If any Party shall institute legal action to enforce or interpret the terms and conditions of this Agreement or to collect any monies under it, the exclusive venue for any such action shall be a court of competent jurisdiction (state or federal) in Atlanta, Georgia. Executive irrevocably consents to the jurisdiction of the courts located in the State of Georgia for all suits or actions arising out of this Agreement. Each Party hereto waives to the fullest extent possible, any and all defenses relating to personal jurisdiction and/or inconvenient forum, and each of the Parties agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day written above.

MIRION TECHNOLOGIES (MGPI), INC.

By:	/s/ Thomas D. Logan
Name:Thomas D. Logan
Title:Chief Executive Officer

EXECUTIVE

/s/ Michael Freed
Michael Freed

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Schedule 1

Inventions

None.

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